Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Kona Gold Beverage, Inc.

We consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated April 14,2021, relating to the consolidated financial statements of Kona Gold Beverage Inc. as of December 31, 2020 and for the year then ended (which report contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern). We also consent to the reference to our firm under the caption “Experts”.

BF Borgers CPA PC

Lakewood, Colorado

August 31, 2022